Exhibit 5.1

June 13, 2019 VIA EMAIL Montage Resources Corporation 122 West John Carpenter Freeway, Suite 300 Irving, Texas 75039	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel to Montage Resources Corporation, a Delaware corporation (the “Company”), and are furnishing this opinion letter to the Company in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission on June 13, 2019. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the Company of up to an aggregate of 2,650,000 (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued from time to time in accordance with the terms of the Montage Resources Corporation 2019 Long-Term Incentive Plan (the “Plan”).

For the purposes of giving this opinion, we have examined the Registration Statement, the Second Amended and Restated Certificate of Incorporation of the Company, the Second Amended and Restated Bylaws of the Company, a specimen certificate representing the Common Stock, and the Plan. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, resolutions, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as copies, the conformity to originals of all documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents. We have further assumed: (i) the compliance in the future with the terms of the Plan by the Company and its employees, officers, the board of directors of the Company, and any committee appointed to administer the Plan; (ii) that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions; (iii) that the Plan will be approved at the 2019 annual meeting of stockholders scheduled for June 14, 2019, and each award under the Plan will be approved by the board of directors of the Company or an authorized committee thereof; (iv) that any conditions to the issuance of the Shares pursuant to the Plan and the awards made thereunder have been or will be satisfied in full at the time of each issuance of Shares pursuant to the Plan; and (v) that, at the time of issuance of each of the Shares pursuant thereto, the Plan will remain in effect and will not have been amended or modified in any manner that affects adversely the validity of the

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Montage Resources Corporation June 13, 2019 Page 2

Shares upon issuance under the terms of the Plan, and none of the awards and the agreements, documents, and instruments governing the award, offer, and sale of the Shares pursuant to the Plan (collectively, the “Award Documents”) will contain any provision inconsistent with such opinion.

Based on the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that, the Shares, when issued in accordance with the terms of the Plan and the terms of the applicable Award Documents upon receipt by the Company of payment for such Shares of an amount of cash, or other legal consideration, having a value of not less than the aggregate par value of such Shares, will be validly issued, fully paid, and nonassessable.

We are members of the State Bar of Texas and we express no opinion herein as to any law other than the federal laws of the United States and the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ NORTON ROSE FULBRIGHT US LLP

NORTON ROSE FULBRIGHT US LLP